VIA ELECTRONIC SUBMISSION
March 17, 2015
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

Re: Premium Statement - Form 40-17G/A Zazove Convertible
    Securities Fund, Inc. (the "Fund")

Per the SEC's request, the undersigned hereby submits this statement that all premiums due under the standard investment company blanket bond issued by Federal Insurance Company, which is an affiliate of Chubb Group of Insurance Companies, have been paid in full.

Signed this 17th day of March, 2015.

/s/ Steven M. Kleiman
Name:  Steven M. Kleiman
Title: Secretary and Treasurer